As filed with the Securities and Exchange Commission on August 11, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

IPSCO Inc.

(Exact name of registrant as specified in its charter)

Canada	98-0077354
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

650 Warrenville Road
Suite 500
Lisle, Illinois 60532
(Address of Principal Executive
Offices)

IPSCO Inc. Incentive Share Plan

(Full Title of the Plan)

Leslie T. Lederer

Vice President, General Counsel and Corporate Secretary

650 Warrenville Road

Suite 500

Lisle, Illinois  60532

(Name and Address of Agent for Service)

(630) 810-4800

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Joseph A. Walsh, Jr.

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

(312) 558-5600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per unit (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Common shares	600,000 shares	$56.26	$33,756,000	$3,973.08

(1)    This Registration Statement also applies to rights issuable under the Registrant’s Shareholder Rights Agreement, as amended, which are attached to and tradable only with the common shares registered hereby.

(2)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an additional indeterminate number of common shares that may become issuable pursuant to the anti-dilution provisions of the IPSCO Inc. Incentive Share Plan.

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act, on the basis of the average of the high and low prices reported for common shares of the Registrant on the New York Stock Exchange on August 9, 2005.

EXPLANATORY NOTE

IPSCO Inc. (the “Registrant”) is filing this Registration Statement pursuant to General Instruction E of Form S-8 (the “Registration Statement”) to register an additional 600,000 common shares of the Registrant which may be issued under the IPSCO Inc. Incentive Share Plan (f/k/a IPSCO Inc. Incentive Share Option Plan), amended and restated as of March 3, 2005 (the “Plan”).  The contents of the Registrant’s Form S-8 registration statement (File No. 333-11732), including Post-Effective Amendment No. 1 thereto, are incorporated herein by reference to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.                    Interests of Named Experts and Counsel.

The validity of the securities being registered hereby has been passed upon by Michele T. Klebuc-Simes, Assistant General Counsel and Assistant Secretary of the Registrant.  Ms. Klebuc-Simes may be selected to participate in the Plan.

Item 6.                    Indemnification of Directors and Officers.

The Registrant, as a corporation incorporated under the Canada Business Corporations Act (“CBCA”), may indemnify its directors and officers.  In general, the CBCA provides that a director or officer may be indemnified by the Registrant against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (i) such director or officer acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.

The right to indemnification is more limited, however, where directors and officers are sued by the Registrant or on the Registrant’s behalf by one of the Registrant’s shareholders.  In those cases, the Registrant may, with the approval of a court, indemnify a director or officer against all costs, charges and expenses reasonably incurred by the director or officer, but not the amount of the judgment or settlement of an action, provided such director or officer fulfills the conditions of (i) and (ii) above.  A director or officer must be indemnified for costs, charges and expenses reasonably incurred if such director or officer is substantially successful on the merits in his or her defence and fulfills the conditions of (i) and (ii) above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and persons controlling the Registrant pursuant to the above provisions, the Registrant has been advised that, in the opinion of the United States Securities and Exchange Commission (the “Commission”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  The Registrant carries certain insurance coverage, in respect of potential claims against its directors and officers and in respect of losses which the Registrant may be required or permitted by law to indemnify such directors and officers.

Item 8.                    Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1	IPSCO Inc. Incentive Share Plan (f/k/a IPSCO Inc. Incentive Share Option Plan), as amended and restated as of March 3, 2005.

4.2	By-law No. 1 of IPSCO Inc. dated February 4, 1997 (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on March 28, 2000).

4.3	Shareholder Rights Agreement of IPSCO Inc., as amended.

5.1	Opinion of Michele T. Klebuc-Simes, Assistant General Counsel of the Registrant as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Michele T. Klebuc-Simes (included as part of Exhibit 5.1).

24.1	Powers of attorney (included on the signature page of this Registration Statement).

Item 9.                    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s organizational documents, by contract, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as express in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on August 5, 2005.

IPSCO Inc.

By:	/s/ David S. Sutherland
	Name:	David S. Sutherland
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vicki Avril and Leslie T. Lederer, and each or either of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable IPSCO Inc. to comply with the Securities Act of 1933 and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign the name of the undersigned to any amendments to such registration statement (including post-effective amendments) and additional registration statements filed in accordance with General Instruction E to Form S-8 to register additional securities, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each or either of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David S. Sutherland	President and Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2005
David S. Sutherland

/s/ Vicki Avril	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 5, 2005
Vicki Avril

/s/ Michael A. Grandin	Director	August 5, 2005
Michael A. Grandin

/s/ Juanita H. Hinshaw	Director	August 5, 2005
Juanita H. Hinshaw

/s/ Burton M. Joyce	Chairman of the Board of Directors	August 5, 2005
Burton M. Joyce

/s/ Jack D. Michaels	Director	August 5, 2005
Jack D. Michaels

/s/ Bernard M. Michel	Director	August 5, 2005
Bernard M. Michel

/s/ Allan S. Olson	Director	August 5, 2005
Allan S. Olson

/s/ Arthur R. Price	Director	August 5, 2005
Arthur R. Price

/s/ Richard G. Sim	Director	August 5, 2005
Richard G. Sim

/s/ Roger E. Tetrault	Director	August 5, 2005
Roger E. Tetrault

/s/ Gordon G. Thiessen, O.C.	Director	August 5, 2005
Gordon G. Thiessen, O.C.

/s/ D. Murray Wallace	Director	August 5, 2005
D. Murray Wallace

/s/ John B. Zaozirny, Q.C.	Director	August 5, 2005
John B. Zaozirny, Q.C.

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	IPSCO Inc. Incentive Share Plan (f/k/a IPSCO Inc. Incentive Share Option Plan), as amended and restated as of March 3, 2005.

4.2	By-law No. 1 of IPSCO Inc. dated February 4, 1997 (incorporated by reference to the Registrant’s Registration Statement on Form S-8 filed with the Commission on March 28, 2000).

4.3	Shareholder Rights Agreement of IPSCO Inc., as amended.

5.1	Opinion of Michele T. Klebuc-Simes, Assistant General Counsel of the Registrant as to the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Michele T. Klebuc-Simes (included as part of Exhibit 5.1).

24.1	Powers of attorney (included on the signature page of this Registration Statement).